Exhibit 99.4

Execution Version

INVESTOR RIGHTS AGREEMENT

among

ZTO EXPRESS (CAYMAN) INC.

THE FOUNDING SHAREHOLDERS

ALIBABA ZT INVESTMENT LIMITED

and

CAINIAO SMART LOGISTICS INVESTMENT LIMITED

Dated June 12, 2018

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6.7.	Entire Agreement	16
6.8.	Delays or Omissions	16
6.9.	Amendments and Waivers	16
6.10.	Severability	17

ARTICLE 7 GOVERNING LAW; JURISDICTION, ETC.		17

7.1.	Governing Law; Venue	17
7.2.	Equitable Remedies	17

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of June 12, 2018, by and among ZTO Express (Cayman) Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), the Founding Shareholders, Alibaba ZT Investment Limited, a company incorporated under the Laws of Hong Kong (“Alibaba”), and Cainiao Smart Logistics Investment Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (“Cainiao”, together with Alibaba, the “Investors” and each an “Investor”).

BACKGROUND

A.                                    WHEREAS, the Company, the Investors and certain other parties have entered into that certain Share Purchase Agreement dated as of May 29, 2018 (the “Purchase Agreement”), pursuant to which, among other things, each Investor has agreed to purchase from the Company a certain number of Class A Ordinary Shares.

B.                                    WHEREAS, the Company, the Founding Shareholders and the Investors desire to set forth their agreements regarding certain matters, including the Investors’ rights with respect to their ownership of Class A Ordinary Shares and the Group Companies following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”).

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

ARTICLE 1

EFFECTIVENESS; DEFINITIONS.

1.1.                            Effective Date. This Agreement shall become effective upon the Closing.

1.2.                            Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Article 5 hereof.

ARTICLE 2

BOARD MATTERS.

2.1.                            Board Representation.

(a)                                 Effective as of the Closing and until this Agreement is terminated in accordance with Section 4.1, the Company agrees to take all Necessary Action, and the Founding Shareholders agree to take all Necessary Action to cause the Company, to ensure that (i) one (1) incumbent member of the Board shall resign his or her directorship, and (ii) the vacancy so caused by such resignation shall be filled by the appointment of one (1) director who shall be designated by Alibaba (the “Investor Director”).  The initial Investor Director designated by Alibaba is Mr. Lin Wan.

(b)                                 Alibaba shall have the right to designate the Investor Director by written notice to the Board. The Company and the Board shall, and the Founding Shareholders shall cause the Company and the Board to, take all Necessary Action to cause, at any election of the directors of the Board, the election or re-election as directors of the Board and during such period to continue in office, the individuals designated pursuant to Sections 2.1 and 2.2, and to vote against any proposal that would preclude the Investor Director duly designated pursuant to Sections 2.1 and 2.2 from being elected or re-elected.  The Company and each Founding Shareholder further agree not to seek, vote for or otherwise effect the removal (except for removal for Cause and such Cause is reasonably substantiated and demonstrated by the Company to Alibaba) of the Investor Director without written consent of Alibaba.

2.2.                            Removal and Replacement; Vacancies. Alibaba shall have the right to request (by written notice to the Board) the removal of the Investor Director, following which the Company and the Board shall, and the Founding Shareholders shall cause the Company and the Board to, take all Necessary Action to cause the removal of such Investor Director as a director of the Company. If, following election to the Board, the Investor Director resigns, is removed in accordance with the Charter Documents of the Company (subject always to Section 2.1(b)) or is unable to serve for any reason prior to the expiration of his or her term as a director, then Alibaba shall have the right to designate a replacement, who shall then be appointed as a director of the Company in accordance with Section 2.1.

2.3.                            Observer Rights. Alibaba may, at its election, by written notice to the Board, appoint a designated representative to serve as a non-voting “observer” on the Board (the “Investor Observer”) in addition to the Investor Director.

2.4.                            Board Committees. Alibaba may, at its election, by written notice to the Board, designate the Investor Director and/or the Investor Observer (as the case may be) to serve on any Board committee and/or Subsidiary board committee, following which the Company and the Board shall, and the Founding Shareholders shall cause the Company and the Board to, take all Necessary Action to cause the appointment of such Investor Director and/or Investor Observer as a member of such Board committee and/or Subsidiary board committee, provided that (a) if the Investor Observer is appointed to serve as an “observer” on any Board committee or Subsidiary board committee, he or she shall only be permitted to serve in a non-voting capacity; and (b) such Investor Director and/or Investor Observer shall not serve on such committee if and to the extent such service will contravene independence requirements of the Laws applicable to the Company (including Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act of 1934 (as amended)).

2.5.                            Board Participation.  The Investor Director and the Investor Observer, as the case may be, shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the Board and/or the members of any Board committee or Subsidiary board committee, at the same time as such materials are provided to such directors and/or members, and (ii) be entitled to attend all meetings of the Board or applicable board committee(s), except that, for the avoidance of doubt, the Investor Observer shall not be entitled to any voting right with respect to matters subject to decision, resolutions or approval of the Board or applicable Board committee(s).  The Company shall reimburse the Investor Director and the Investor Observer, as the case may be, for reasonable travel and lodging expenses in connection with the attendance by the Investor Director and the Investor Observer, as the case may be, at any Board or applicable board committee meeting on the same terms, and subject to the same policies, as shall apply to the other directors of the Company serving on the Board or such board committee(s).

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS.

3.1.                            Consent Right. Each Group Company shall not, and the Founding Shareholders shall cause such Group Company not to, without the prior written consent of Alibaba, (i) amend or terminate any Controlling Documents or waive or enforce any rights thereunder, or (ii) enter into any joint venture, partnership, strategic alliance, strategic cooperation or similar arrangement with any Investor Competitor or any other transaction with any Investor Competitor that is not in the ordinary course of business of the Group Companies.

3.2.                            Restriction on Transfers of Company Securities.

(a)                                 At any time prior to the second (2nd) anniversary of the date of this Agreement or an earlier date mutually agreed in writing by the Company and Alibaba or Cainiao (as the case may be), Alibaba and Cainiao shall not Transfer any Company Securities other than (i) a Transfer to any of its Affiliates, (ii) a Transfer to the Company, (iii) to the extent required by applicable Law, or (iv) with the approval of the Board (including the written approval of the Founder if the Founder at the time of such approval is a member of the Board).  From the second (2nd) anniversary of the date of this Agreement, Alibaba and Cainiao may freely Transfer Company Securities to any Person(s), subject to Section 3.2(c).

(b)                                 Without the prior written consent of Alibaba or except pursuant to a Permitted Founding Shareholder Transfer, no Founding Shareholder shall, acting alone or together with other Founding Shareholders, Transfer any Company Securities legally or beneficially owned by him (directly or indirectly through any intermediary) at any time to any Investor Competitor; provided, however, that the foregoing restriction shall not apply to Transfer of Company Securities by the Founding Shareholders over a stock exchange or in one or more privately negotiated block sale transactions as long as the applicable Founding Shareholder is not aware after due inquiry that the transferee is an Investor Competitor.  Without prejudice to the foregoing sentence, the Founder shall not Transfer any Class B Ordinary Shares legally or beneficially owned by him (directly or indirectly through any intermediary) prior to the second (2nd) anniversary of the date hereof without the prior written consent of Alibaba or except pursuant to a Permitted Founding Shareholder Transfer. Except as explicitly set forth under Sections 3.2, 3.3 and 3.4 hereunder, there is no provision in this Agreement that directly or indirectly restricts the ability of any Founding Shareholder to transfer the Company Securities.

(c)                                  Notwithstanding anything contained herein to the contrary, any transferee (except the Company, any Founding Shareholder or public investors) of Company Securities in a Transfer made by any Founding Shareholder or Investor shall upon the consummation of, and as a condition to, such Transfer execute and deliver to the Company an agreement (or a counterpart to this Agreement) pursuant to which such transferee agrees to be bound by the terms of this Agreement, with such rights of the transferor that are assigned by the transferor in compliance with Section 6.5.

(d)                                 Any Transfer or attempted Transfer of Company Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Company Securities as the owner of such Company Securities for any purpose.

3.3.                            Right of First Offer.  Subject to Section 3.2, at any time the Founder proposes to Transfer, whether in a single transaction or a series of transactions, Company Securities legally or beneficially owned by him (directly or indirectly through any intermediary), which constitutes a Change of Control, the Founder shall first make an offer of such Company Securities to the Investors on the following terms:

(a)                                 the Founder shall first deliver to the Company and each Investor a written notice (a “Sale Notice”), which shall state the Founder’s irrevocable offer to Transfer Company Securities, the amount and type of Company Securities to be Transferred (the “Subject Securities”), the proposed purchase price per share of the Subject Securities (including the cash value of any non-cash consideration), the terms of payment of such purchase price and a summary of the other material terms of the proposed Transfer.  Each Investor shall have the right and option, for a period of fifteen (15) Business Days after delivery of the Sale Notice (the “Offer Acceptance Period”), to irrevocably elect to either (i) exercise its right of first offer and purchase all of its ROFO Percentage of the Subject Securities at the purchase price and on the terms stated in the Sale Notice; or (ii) exercise its Tag-Along Right pursuant to Section 3.4.  Each Investor’s acceptance hereunder shall be made by delivering a written notice setting forth its irrevocable election to the Founder within the Offer Acceptance Period.  For the avoidance of doubt, with respect to any proposed Transfer that contains non-cash consideration, Alibaba shall be entitled to pay cash in lieu of the cash value of the non-cash consideration included in the Sale Notice.

(b)                                 If effective acceptance shall not be received pursuant to Section 3.3(a), then the Founder may Transfer the Subject Securities to any purchaser other than an Investor Competitor (the “Proposed Purchaser”) at a price not less than the price, and on other terms not more favorable to such Proposed Purchaser than the terms stated in the Sale Notice at any time within sixty (60) days after the expiration of the Offer Acceptance Period (the “Sale Period”).  In the event that the Subject Securities (i) are not Transferred by the Founder during the Sale Period or (ii) are not Transferred to the purchaser at a price not less than the price and on other terms not more favorable to the purchaser thereof than the terms stated in the Sale Notice, the right of the Founder to Transfer the Subject Securities shall expire and the obligations of this Sections 3.3 shall be reinstated.

(c)                                  The Transfer of Subject Securities to either (or both) of the Investors pursuant to an effective election to purchase all of such Investor’s ROFO Percentage of the Subject Securities shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory Business Day within fifteen (15) days after the expiration of the Offer Acceptance Period, and (ii) the fifth (5th) Business Day following the receipt of any regulatory approvals applicable to such Transfer, or at such other time and/or place as the parties to such Transfer may agree. The delivery of certificates or other instruments evidencing such Subject Securities duly endorsed for transfer shall be made on such date against payment of the purchase price for such Subject Securities.

(d)                                 The requirements of this Section 3.3 shall not apply to any Permitted Founding Shareholder Transfer. The requirements of this Section 3.3 are in addition to, and not in limitation of, any other restrictions on Transfers of Company Securities contained in this Agreement.

3.4.                            Tag-Along Right.

(a)                                 Upon delivery of the Sale Notice as contemplated under Section 3.3(a), in the event that either Investor irrevocably elects to exercise its right (the “Tagging Investor”) to, at the same price per share and upon the same terms included in the Sale Notice, to sell to the Proposed Purchaser, certain number of shares of Company Securities legally or beneficially owned by it (the “Tag-Along Right”), this number of shares shall be equal to the product of (x) a fraction, the numerator of which is the aggregate number of shares of the Subject Securities and the denominator of which is the aggregate number of shares of Company Securities legally or beneficially owned as of the date of the Sale Notice by the Founder and (y) the number of shares of Company Securities legally or beneficially owned by such Tagging Investor as of the date of the Sale Notice. The Tag-Along Right may be exercised in whole or in part at the option of each Tagging Investor; provided that notice of each Tagging Investor’s intention to exercise its Tag-Along Right, in whole or in part, shall be evidenced by the written notice delivered in compliance with Section 3.3(a) within the Offer Acceptance Period.

(b)                                 In connection with any Transfer of Company Securities pursuant to the exercise of Tag-Along Right (a “Tag-Along Sale”), the Tagging Investors and the Founder shall be obligated, if applicable, to vote (or consent in writing, as the case may be) all voting Company Securities legally or beneficially owned by them in favor of any Tag-Along Sale and the Tagging Investors, the Founder and the Company shall in all other respects support the transaction contemplated by the Tag-Along Sale and shall be obligated to cooperate in the consummation of the transaction contemplated thereby and shall execute all documents, including a sale or purchase agreement, reasonably requested by the Company or the Founder containing the terms and conditions of the Tag-Along Sale; provided, however, that (i) no Investor shall be required to make any representations or warranties in any agreement relating to a Tag-Along Sale other than representations and warranties relating to such Tagging Investor and the ownership of its shares of Company Securities that are customary in similar transactions including representations and warranties relating to title, authorization and execution and delivery and (ii) the Tagging Investors shall receive the same form of consideration as the Founder, and if the Founder is given an option as to the form and amount of consideration to be received, each Investor shall be given the same option.

(c)                                  The requirements of this Section 3.4 shall not apply to any Permitted Founding Shareholder Transfer. The requirements of this Section 3.4 are in addition to, and not in limitation of, any other restrictions on Transfers of Company Securities contained in this Agreement.

3.5.                            Preemptive Rights. Subject to Sections 3.1 and 3.2, the Company shall not issue, or cause any of its Subsidiaries to issue any Equity Securities, except in accordance with the following procedures:

(a)                                 The Company shall deliver to each Preemptive Shareholder a written notice (a “Preemptive Offer Notice”) which shall (i) state the intention of the Company or any of its Subsidiaries to issue Equity Securities to one or more Persons, the amount and type of Equity Securities to be issued (the “Issuance Securities”), the purchase price therefor and a summary of the other material terms of the proposed issuance and (ii) offer each of the Preemptive Shareholders the option to acquire all or any part of the Issuance Securities (the “Preemptive Offer”).  The Preemptive Offer shall remain open and irrevocable for the period set forth below (and, to the extent the Preemptive Offer is accepted during such period, until the consummation of the issuance contemplated by the Preemptive Offer).  Each Preemptive Shareholder shall have the right and option, for a period of fifteen (15) Business Days after delivery of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to elect to purchase all or any portion of its or his Preemptive Percentage of the Issuance Securities (and any of its or his Affiliates’ Preemptive Percentage of the Issuance Securities not purchased by such Affiliates) at the purchase price and on the terms stated in the Preemptive Offer Notice.  Such acceptance shall be made by a Preemptive Shareholder by delivering a written notice to the Company within the Preemptive Acceptance Period specifying the maximum number of shares of the Issuance Securities such Preemptive Shareholder will purchase.

(b)                                 If valid acceptance shall not be received pursuant to Section 3.5(a) above with respect to all of the Issuance Securities offered pursuant to the Preemptive Offer Notice, then the Company or its Subsidiary, as applicable, may issue all or any portion of such Issuance Securities so offered and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Preemptive Offer Notice at any time within sixty (60) days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”).  In the event that any Issuance Securities are not so issued by the Company during the Issuance Period, the right of the Company or its Subsidiary, as applicable, to issue such unsold Issuance Securities shall expire and the obligations of this Section 3.5 shall be reinstated and such securities shall not be offered unless first reoffered to the Preemptive Shareholders in accordance with this Section 3.5.

(c)                                  All sales of Issuance Securities to the Preemptive Shareholders subject to any Preemptive Offer Notice shall be consummated contemporaneously on the later of (i) a mutually satisfactory Business Day within ten (10) Business Days after the expiration of the Preemptive Acceptance Period or (ii) the fifth (5th) Business Day following the receipt of any regulatory approvals applicable to such issuance, or at such other time and/or place as the Company and the applicable Preemptive Shareholders may otherwise agree.  The delivery of certificates or other instruments evidencing such Issuance Securities shall be made by the Company or its Subsidiary, as applicable, on such date against payment of the purchase price for such Issuance Securities.

(d)                                 Notwithstanding anything to the contrary in this Section 3.5, the pre-emptive right hereunder shall not apply to any sale, offer or issuance of Equity Securities: (i) to employees, officers or consultants pursuant to any ESOP or similar share-based plan approved by the Board in accordance with the Company’s Charter Documents, (ii) in connection with any exercise of conversion rights by any Person holding any convertible securities of the Company not in contravention of the Transaction Documents or the Company’s Charter Documents, or (iii) any Equity Securities issued in connection with any share split, share dividend or any share subdivision or other similar event in which all shareholders of the Company are entitled to participate on a pro rata basis.

(e)                                  Investors’ rights under this Section 3.5 shall be suspended if and as long as, solely as a result of exercise of the rights under this Section 3.5, the Investors in aggregate own legally or beneficially more voting power of the Company than the voting power of the Company legally or beneficially owned by the Founder and his Affiliates.

(f)                                   Notwithstanding the foregoing, no Group Company shall be permitted to issue any Equity Securities to an Investor Competitor without the prior written consent of Alibaba; provided, however, that the foregoing restriction shall not apply to offerings or sale of Equity Securities to public investors where the Company is not aware that the transferee is an Investor Competitor.

3.6.                            Information and Consultation Rights. The Company shall:

(a)                                 provide each Investor and each of its respective designated representatives with:

(i)                                     as soon as available, consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States, and with respect to each fiscal year end statement together with a report thereon of the Company’s outside auditor;

(ii)                                  any annual reports, interim reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (as amended) prepared by the Company as soon as available; and

(iii)                               any business plan and budget of the Group Companies;

provided that, in each case, if the Company makes the information described in Sections 3.6(a)(i) and 3.6(a)(ii) available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

(b)                                 make appropriate officers and directors of the Company and its Subsidiaries available periodically and at such times as reasonably requested by the Investors for consultation with the Investors or their designated representatives with respect to matters relating to the business and affairs of the Company and its Subsidiaries.

3.7.                            No Restrictions on the Company or the Investors.

(a)                                 Without the prior written consent of the Company, other than as contemplated by the Transaction Documents or pursuant to restrictions as applicable to the Company or the Investors and their respective Affiliates under applicable securities Laws, after the date hereof, each Investor shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Company or any of its Subsidiaries as a “subsidiary,” “affiliate” or similar related party of such Investor or any of its Affiliates, including any provision or covenant that would purport to limit the freedom of the Company or any of its Subsidiaries to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Company or any of its Subsidiaries by such Investor or any of its respective Affiliates).

(b)                                 Without the prior written consent of Alibaba, other than as contemplated by the Transaction Documents or pursuant to restrictions as applicable to the Company or the Investors and their respective Affiliates under applicable securities Laws, after the date hereof, the Company shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Investors or any of their respective Affiliates as an “affiliate,” “shareholder” or similar related party of the Company or any of its Subsidiaries, including any provision or covenant that would purport to limit the freedom of the Investors or any of their respective Affiliates to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Investors or any of their Affiliates by the Company or any of its Subsidiaries).

3.8.                            Non-Compete and Non-Solicit. Each Founding Shareholder agrees and covenants to remain compliant with Article 6 of his employment agreement with ZTO Express Co., Ltd. (in Chinese, “中通快递股份有限公司”) dated as of May 1, 2015.

3.9.                            Use of Names and Logos.  Without the prior written consent of Alibaba, and whether or not the relevant Investor or any of its Affiliates is a shareholder of the Company, none of the Group Companies and the Founding Shareholders shall, and they shall not (a) permit any of their Affiliates to, use in advertising, publicity, announcements, or otherwise, the name or logo of any Investor or any of its Affiliates, or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements), either alone or in combination of, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “阿里” (Chinese equivalent for “Ali”), “全球速卖通” (Chinese brand for “AliExpress”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese equivalent for “Tmall”), “聚划算” (Chinese equivalent for “Juhuasuan”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “口碑” (Chinese equivalent for “Koubei’), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “Ant”), “蚂蚁财富” (Chinese equivalent for “Ant Fortune”), “支付宝” (Chinese brand for “Alipay”), “1688”, “一达通” (Chinese brand for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese equivalent for “HeMa”), “闲鱼” (Chinese equivalent for “XianYu”), “优视” (Chinese equivalent for “UC/UCWeb”), “高德地图” (Chinese brand for “AMAP”), “钉钉” (Chinese brand for “DingTalk”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “招财宝” (Chinese equivalent for “Zhaocaibao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “阿里通信” (Chinese equivalent for “AliTelecom”), “优酷” (Chinese equivalent for “YOUKU”), “花呗” (Chinese equivalent for “HUABEI”), “借呗” (Chinese equivalent for “JIEBEI”), “Alibaba”, “Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “Juhuasuan”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “AliOS”, “Koubei”, “Xiami”, “Ant Financial”, “Ant”, “Ant Fortune”, “Alipay”, “OneTouch”, “Umeng”, “UCWeb”, “UC”, “AMAP”, “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Zhima Credit”, “MYbank”, “AliTelecom”, “YOUKU”, “HUABEI”, “JIEBEI”, “菜鸟” (Chinese equivalent for “Cainiao”), “菜鸟网络” (Chinese equivalent for “Cainiao Network”), “菜鸟物流” (Chinese equivalent for “Cainiao Logistics”), “智能骨干网” (Chinese equivalent for “Cainiao Smart Logistics”), “菜鸟驿站” (Chinese equivalent for “Cainiao Station”), “菜鸟裹裹” (Chinese equivalent for “Cainiao GuoGuo”), “裹裹” (Chinese equivalent for “GuoGuo”), “菜鸟联盟” (Chinese equivalent for “Cainiao Alliance”), “菜鸟乡村” (Chinese equivalent for “Cainiao Countryside”), “橙诺达” (Chinese equivalent for “Chengnuoda”), “菜鸟小G” (Chinese equivalent for “Cainiao G”), “E.T.物流实验室” (Chinese equivalent for “E.T. Logistics Laboratory”), “菜鸟物流云” (Chinese equivalent for “Cainiao Logistics Cloud”), “CAINIAO”, “Cainiao Network”, “Cainiao Logistics”, “Cainiao Smart Logistics”, “SMART NETWORK”, “CSN”, “Cainiao Alliance,” the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the bracket device of Alibaba Cloud, the hippo device of HeMa, the fish device of XianYu, the pig device of Fliggy, the wing device of Dingtalk, the ant device of Ant Financial, the Zhi device of Alipay, the ingot device of Zhaocaibao, the sesame device of Zhima Credit together with the Gaoxiaode device, the paper aeroplane device of AutoNavi, the bird device of Cainiao, the AI device of Cainiao, the Arrow device of Cainiao, the Station device of Cainiao, and the GuoGuo device of Cainiao) or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by any Investor or any of its Affiliates, or (b) represent, directly or indirectly, that any products or services provided by any Group Company have been approved or endorsed by any Investor or any of its Affiliates.  Each Group Company hereby grants each Investor or its Affiliates license to use any Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol in its respective marketing materials. If any Investor or its Affiliates have to use each Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol, they must identify the rights held by each Group Company in relation to the company name, trade name, trademark, service mark, domain name, device, design and/or symbol. The covenants of the Group Companies and the Founding Shareholders under this Section 3.9 shall survive the termination of this Agreement.

ARTICLE 4

TERMINATION

4.1.                            Termination. This Agreement shall terminate (a) at such time as the Investors no longer own, in aggregate, seventy percent (70%) of the Company Securities legally or beneficially owned by both Investors on an aggregated basis immediately after the Closing (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), or (b) upon the mutual written consent of the Company, the Investors and the Founder.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE 5

DEFINITIONS FOR PURPOSES OF THIS AGREEMENT

5.1.                            Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article 5:

(1)                                 The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(2)                                 The word “including” shall mean “including, without limitation”;

(3)                                 Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(4)                                 The masculine, feminine and neuter genders shall each include the other.

5.2.                            Definitions. The following terms shall have the following meanings:

“ADSs” has the meaning as set forth in the Purchase Agreement.

“Affiliate” has the meaning as set forth in the Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Alibaba” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City, the Cayman Islands, Hong Kong and the PRC are open for the general transaction of business.

“Cainiao” has the meaning set forth in the Preamble.

“Cause” means with respect to any removal of a director, removal of such director because of such director’s (i) willful misconduct that is materially injurious to the Company or any of its Subsidiaries, or (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                 the Company’s consolidation with, or merger with or into, any Person, or any Person’s consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting shares of the Company or such other Person are converted into or exchanged for cash, securities or other property, other than any such transaction where the voting shares of the Company outstanding immediately prior to such transaction are converted into or exchanged for (or continue as) voting shares of the surviving or transferee Person constituting a majority of the outstanding voting shares of such surviving or transferee Person (immediately after giving effect to such issuance) and in substantially the same proportion as before the transaction;

(2)                                 the Founder ceases to be the beneficial owner of more than 50% of the total voting power of the Company;

(3)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)                                 the adoption of a plan relating to the liquidation or dissolution of the Company.

“Charter Documents” means, with respect to a particular legal Person, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such Person.

“Class A Ordinary Shares” means class A ordinary shares of the Company, par value US$0.0001 per share, having rights and privileges set forth in the Memorandum and Articles of Association.

“Class B Ordinary Shares” means class B ordinary shares of the Company, par value US$0.0001 per share, having rights and privileges set forth in the Memorandum and Articles of Association.

“Closing” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Preamble.

“Company Securities” means (i) the ordinary shares of the Company, (ii) securities convertible or exercisable into, or exchangeable for, ordinary shares of the Company, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing; for the avoidance of doubt, “Company Securities” include ADSs.

“Controlling Documents” has the meaning as set forth in the Purchase Agreement.

“Equity Securities” has the meaning as set forth in the Purchase Agreement.

“ESOP” has the meaning as set forth in the Purchase Agreement.

“Founder” means Meisong Lai (赖梅松), the chairman of the Board and chief executive officer of the Company.

“Founding Shareholders” means the Founder, Jianfa Lai (赖建法), Jilei Wang (王吉雷) and any transferee of a Permitted Founding Shareholder Transfer by any of the foregoing Persons.

“Group Companies” has the meaning set forth in the Purchase Agreement.

“HKIAC” has the meaning set forth in Section 7.1(b).

“Investor” has the meaning set forth in the Preamble.

“Investor Competitor” means any Person that uses any trade name (lawfully as its primary trade name in the conduct of its business) listed on a schedule to be furnished by Alibaba, and its Subsidiaries, successors and successors’ Subsidiaries; it being acknowledged and agreed by the parties hereto that Alibaba and Cainiao have the right, not an obligation, to review and update such schedule on an annual basis, provided that (i) the number of individual Investor Competitors to be updated each year shall not exceed three (3) and (ii) the total number of Investor Competitors shall not be increased as a result of any such annual update. For the avoidance of doubt, any Investor Competitor that has been removed from the list of Investor Competitors as a result of any such annual update (a “Removed Competitor”) may be reinstated through any subsequent annual update, provided that such reinstatement of a Removed Competitor shall not invalidate or adversely affect any agreements entered into by any Group Company with any such Removed Competitor between the date of removal of such Removed Competitor and the date of reinstatement of such Removed Competitor (both days not inclusive) as long as such agreements so entered into with any Removed Competitor shall expire in accordance with their respective terms.

“Investor Director” has the meaning set forth in Section 2.1(a).

“Investor Observer” has the meaning set forth in Section 2.3.

“Issuance Period” has the meaning set forth in Section 3.5(b).

“Issuance Securities” has the meaning set forth in Section 3.5(a).

“Law” has the meaning set forth in the Purchase Agreement.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy, (ii) voting in favor of or against (as applicable) the adoption of shareholder resolutions and amendments to the Charter Documents, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Offer Acceptance Period” has the meaning set forth in Section 3.3(a).

“Permitted Founding Shareholder Transfer” means any Transfer of Company Securities by a Founding Shareholder (i) to spouses, children, and trusts controlled by such Founding Shareholder solely for tax or estate planning purposes, or (ii) upon the death or incapacity of an individual Founding Shareholder, pursuant to the terms of any trust or will of the deceased individual Founding Shareholder or by the Law of intestate succession.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preemptive Acceptance Period” has the meaning set forth in Section 3.5(a).

“Preemptive Offer” has the meaning set forth in Section 3.5(a).

“Preemptive Offer Notice” has the meaning set forth in Section 3.5(a).

“Preemptive Percentage” means, as to each Preemptive Shareholder, with respect to any Company Securities that the Company proposes to issue, the quotient obtained (expressed as a percentage) by dividing (i) the number of shares of all Company Securities owned by the Preemptive Shareholder on the date of the Preemptive Offer Notice by (ii) the total number of shares of all Company Securities issued and outstanding on the date of the Preemptive Offer Notice, or another percentage as may be mutually agreed among the Preemptive Shareholders following their good-faith discussions with the Company with respect to the Company’s equity financing needs.

“Preemptive Shareholder” means the Investors and the Founding Shareholders.

“Proposed Purchaser” has the meaning set forth in Section 3.3(b).

“Purchase Agreement” has the meaning set forth in the Background.

“Removed Competitor” has the meaning as set forth in the definition of Investor Competitor.

“ROFO Percentage” means, as to each Investor, the quotient obtained (expressed as a percentage) by dividing (i) the number of shares of such class or series of Company Securities owned by such Investor on the date of the Sale Notice by (ii) the total number of shares of such class or series of Company Securities owned by the Investors on the date of the Sale Notice.

“Sale Notice” has the meaning set forth in Section 3.3(a).

“Sale Period” has the meaning set forth in Section 3.3(b).

“Subject Securities” has the meaning set forth in Section 3.3(a).

“Subsidiary” has the meaning as set forth in the Purchase Agreement.

“Tag-Along Right” has the meaning set forth in Section 3.4(a).

“Tag-Along Sale” has the meaning set forth in Section 3.4(b).

“Tagging Investor” has the meaning set forth in Section 3.4(a).

“Transaction Documents” has the meaning as set forth in the Purchase Agreement.

“Transfer” means to transfer, sell, assign, distribute, pledge, encumber, hypothecate, assign, exchange, or in any other way directly or indirectly dispose of, in whole or in part, either voluntarily or involuntarily, through intermediate vehicles or not, including by gift, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise, any security or any legal or beneficial interest therein, including the grant of an option or other right or interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, such security.

ARTICLE 6

MISCELLANEOUS.

6.1.                            Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its or his assets are bound.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

6.2.                            Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or email as follows:

if to the Group Companies or

a Founding Shareholder:

c/o ZTO Express Co., Ltd.
No. 1685, Huazhi Road, Qingpu District
Shanghai 201708, the PRC
Attention: Chief Financial Officer
Facsimile: +86-21 5913 9333
Email: hp.yan@zto.com

with a copy to (which shall not constitute a notice):

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Z. Julie Gao
Facsimile: +852 3910 4863
Email: julie.gao@skadden.com

if to Cainiao:                                                                                                                                                c/o Zhejiang Cainiao Supply Chain Management Co. Ltd.

B1-2, Xixi Center, 588 West Wenyi Road, Xihu Distrit

Hangzhou, Zhejiang, the PRC

Attention: Lan Yao

Email: cnlegal@cainiao.com

if to Alibaba:                                                                                                                                                c/o Alibaba Group Services Limited

26th Floor, Tower one, Time Square

1 Matheson Street, Causeway Bay, Hong Kong

Attention: General Counsel

Tel: +852 2215 5200

Email: legalnotice@hk.alibaba-inc.com

with a copy to (which shall not constitute a notice):

Ropes & Gray
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Peng Yu

James T. Lidbury

Facsimile: +852 3664 6588

Email: Peng.Yu@ropesgray.com

James.Lidbury@ropesgray.com

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or email, or when received by facsimile if promptly confirmed.

6.3.                            Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

6.4.                            Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, all of which together shall constitute one instrument.

6.5.                            Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that (a) neither any Group Company nor any Founding Shareholder shall assign this Agreement or any of its or his rights herein to any Person without the prior written consent of Alibaba, and (b) any Investor shall not assign this Agreement or any of its rights herein to any Person without the prior written consent of the Company and the Founder, provided further, however, that each party hereto shall be entitled to, without the consent of any Person, assign this Agreement or any of its or his rights herein to any of its or his Affiliates and any Person to whom such party transfers the Company Securities in accordance with the terms of this Agreement.

6.6.                            No Third-Party Beneficiaries.  Except as explicitly specified in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its or his own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

6.7.                            Entire Agreement.  This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

6.8.                            Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party hereto under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

6.9.                            Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Founder and Alibaba or, in the case of a waiver, by the party against whom the waiver is to be effective.

6.10.                     Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

ARTICLE 7

GOVERNING LAW; JURISDICTION, ETC.

7.1.                            Governing Law; Venue.

(a)                                 This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of Laws or conflict of Laws provisions that would require the application of the Laws of any other jurisdiction.

(b)                                 Any dispute regarding this Agreement shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong.  The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Section 7.1(b). There shall be a panel of three (3) arbitrators. The claimant(s) shall appoint one (1) arbitrator, the respondent(s) shall appoint one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC.  The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

7.2.                            Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any party does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties hereto acknowledge and agree that any party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.   The remedies available pursuant to this Section 7.2 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement and collect a remedy at law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZTO EXPRESS (CAYMAN) INC.

By:	/s/ Meisong Lai
Name:	Meisong Lai
Title:	Chairman and CEO

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEISONG LAI (赖梅松)

/s/ Meisong Lai

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JIANFA LAI (赖建法)

/s/ Jianfa Lai

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JILEI WANG (王吉雷)

/s/ Jilei Wang

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALIBABA ZT INVESTMENT LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Director

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAINIAO SMART LOGISTICS INVESTMENT LIMITED

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

Signature Page to Investor Rights Agreement

ZTO EXPRESS (CAYMAN) INC.